Exhibit 99.1

Contact:

Joseph D. Frehe
Chief Financial Officer
Alloy, Inc.
(212) 329 - 8347

For immediate release:

ALLOY REPORTS SECOND QUARTER FISCAL 2008 RESULTS

•	Sales up 5% and Adjusted EBITDA up 68%, driven by media segment profitability

•	Reaffirms fiscal 2008 Full Year:

•	Revenue guidance of $225.0 - $240.0 million

•	Adjusted EBITDA guidance of $20.0 - $24.0 million

New York, NY – September 4, 2008 - Alloy, Inc. (the “Company”) (NASDAQ: “ALOY”), one of the country’s largest providers of media and marketing programs reaching targeted consumer segments, today reported financial results for its second fiscal quarter ended July 31, 2008.

Consolidated Results for the Three Months Ended July 31, 2008

Revenue for the second quarter of the fiscal year ending January 31, 2009 (“fiscal 2008”) increased $2.4 million, or 5%, to $54.1 million from $51.7 million in the second quarter of the fiscal year ended January 31, 2008 (“fiscal 2007”).

Adjusted EBITDA, defined by the Company as operating income or loss plus depreciation and amortization and non-cash stock-based compensation, for the second quarter of fiscal 2008 increased $0.6 million, or 68%, to $1.5 million from $0.9 million for the second quarter of fiscal 2007. The improvement was primarily driven by increased profitability in the Company’s media segment as the Company’s Alloy Entertainment and Channel One businesses demonstrated solid results.

Free cash flow, defined by the Company as net cash provided by or used in operating activities, plus changes in operating assets and liabilities minus capital expenditures, for the second quarter of fiscal 2008 was $0.3 million, or $0.02 per basic share, compared with $(5.1) million, or $(0.38) per basic share, for the second quarter of fiscal 2007, an increase of $5.4 million. This improvement was primarily due to higher accounts receivable collections and lower capital expenditures.

Commenting on Alloy’s performance and outlook, Matt Diamond, the Company’s Chairman and Chief Executive Officer stated, “We are pleased with the revenue and Adjusted EBITDA registered during our second quarter. Our 2008 revenue expansion and cost reduction strategies are driving our achievement of quarter over quarter growth. We are maintaining our full year financial guidance of $225.0 to $240.0 million in revenue and $20.0 to $24.0 million in Adjusted EBITDA. We are looking forward to the second half of the year due to the vibrancy of the back-to-school and holiday seasons, where a significant portion of our Adjusted EBITDA is generated.”

“We believe that our balance sheet is strong,” continued Mr. Diamond. “With over $20.0 million in cash and marketable securities, good working capital, and no debt, we feel that we are well positioned, especially in the current economic environment.”

New York • Boston • Chicago • Los Angeles • 1.877.360.9688 • www.alloymarketing.com

Operating loss for the second quarter of fiscal 2008 decreased $0.3 million, or 21%, to $1.1 million from $1.4 million in the second quarter of fiscal 2007. The improvement was primarily due to increased Adjusted EBITDA in the media segment.

Interest expense for the second quarter of fiscal 2008 increased $0.2 million, to $0.2 million from $0 in the second quarter of fiscal 2007, due to the amount borrowed under the Company’s credit facility. During the quarter, the Company paid the entire $4.0 million balance that was owed on the facility. Interest income for the second quarter of fiscal 2008 decreased $0.1 million, to $0.1 million, from $0.2 million in the second quarter of fiscal 2007, due to lower cash and marketable securities balances. Income tax expense for the second quarter decreased $0.1 million, to $0.2 million, from $0.3 million for the second quarter of fiscal 2007, due to lower taxable income.

Net loss decreased $0.1 million, to $(1.4) million, or $(0.10) per basic share, in the second quarter of fiscal 2008, from a net loss of $(1.5) million, or $(0.11) per basic share, for the second quarter of fiscal 2007.

Consolidated Results for the Six Months Ended July 31, 2008

Revenue for the first six months of fiscal 2008 increased $13.7 million, or 15%, to $103.2 million from $89.5 million for the first six months of fiscal 2007.

Adjusted EBITDA for the first six months of fiscal 2008 increased $1.8 million, to $2.6 million, from $0.8 million for the first six months of 2007. The increase was primarily due to increased profitability in the Company’s media segment and lower corporate costs, partially offset by decreased profitability in the Company’s Promotion and Placement segments.

Free cash flow for the first six months of fiscal 2008 was $(2.9) million, or $(0.21) per basic share, compared with $(6.2) million, or $(0.46) per basic share, for the first six months of fiscal 2007. Capital expenditures for the first six months for fiscal 2008, decreased $1.8 million, to $5.3 million from $7.1 million for the first six months for fiscal 2007, primarily due to the completion of the capital expenditure for the digital upgrade to Channel One’s infrastructure.

Operating loss for the first six months of fiscal 2008 decreased $0.7 million, to $(2.6) million, from $(3.3) million for the first six months of fiscal 2007.

Interest expense for the first six months of fiscal 2008 increased $0.2 million, to $0.2 million, from $0 for the first six months of fiscal 2007, due to the amount borrowed under the Company’s credit facility. Income tax expense of $0.4 million was consistent in both periods.

Net loss decreased $0.2 million, to $(3.0) million, or $(0.22) per basic share, in the first six months of fiscal 2008 from a net loss of $(3.2) million, or $(0.24) per basic share, in the first six months of fiscal 2007.

Stock Repurchase Program

During the second quarter of fiscal 2008, under the Company’s stock repurchase plan, the Company spent approximately $0.2 million repurchasing its common stock in the open market. The Company will continue to monitor market conditions and repurchase shares from time to time in the open market at prevailing market prices or in privately negotiated transactions.

Consolidated and Segment Results

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the three-month periods ended July 31, 2008 and 2007, respectively:

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	Three Months Ended July 31,		Change
(In thousands)	2008	2007	$	%
Revenue
Promotion	$27,733	$28,250	$(517)	(2)%
Media	17,257	14,013	3,244	23
Placement	9,110	9,403	(293)	(3)

Total Revenue	$54,100	$51,666	$2,434	5%

Adjusted EBITDA
Promotion	$4,062	$4,488	$(426)	(10)%
Media	(683)	(1,810)	1,127	62
Placement	617	846	(229)	(27)
Corporate	(2,512)	(2,640)	128	5

Total Adjusted EBITDA	$1,484	$884	$600	68%

Operating Income (Loss)
Promotion	$3,702	$4,105	$(403)	(10)%
Media	(2,223)	(3,118)	895	29
Placement	564	797	(233)	(29)
Corporate	(3,179)	(3,223)	44	1

Total Operating Loss	$(1,136)	$(1,439)	$303	21%

Promotion segment revenue for the three months ended July 31, 2008 was $27.7 million, a decrease of $0.5 million, or 2%, from $28.2 million for the three months ended July 31, 2007. Revenue decreased in the Company’s AMP Agency and on-campus marketing businesses, which was partially offset by an increase in the Company’s sampling business. Adjusted EBITDA was $4.1 million, a decrease of $0.4 million, or 10%, from $4.5 million, primarily due to higher postage and payroll costs. Operating income was $3.7 million, a decrease of $0.4 million, or 10%, from $4.1 million, primarily due to lower Adjusted EBITDA.

Media segment revenue for the three months ended July 31, 2008 was $17.3 million, an increase of $3.3 million, or 23%, from $14.0 million for the three months ended July 31, 2007. Revenue increased in the Company’s entertainment, Channel One, interactive and display board businesses. Adjusted EBITDA was $(0.7) million, an increase of $1.1 million, or 62%, from $(1.8) million, primarily driven by increased revenue. Operating loss was $(2.2) million, a decrease of $0.9 million, or 29%, from $(3.1) million, primarily driven by higher Adjusted EBITDA partially offset by higher depreciation and amortization.

Placement segment revenue for the three months ended July 31, 2008 was $9.1 million, a decrease of $0.3 million, or 3%, from $9.4 million for the three months ended July 31, 2007. Revenue decreased primarily due to decreases in military and broadcast advertising, partially offset by an increase in multicultural advertising. Adjusted EBITDA was $0.6 million, a decrease of $0.2 million, or 27%, from $0.8 million, primarily due to higher payroll and bad debt expense. Operating income was $0.6 million, a decrease of $0.2 million, or 29%, from $0.8 million, primarily due to lower Adjusted EBITDA.

Corporate Adjusted EBITDA increased 5% to $(2.5) million for the three months ended July 31, 2008, from $(2.6) million for the three months ended July 31, 2007, primarily due to lower professional fees and technology expenses. Operating loss decreased 1%, primarily driven by higher Adjusted EBITDA.

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the six-month periods ended July 31, 2008 and 2007:

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	Six Months Ended July 31,		Change
(In thousands)	2008	2007	$	%
Revenue
Promotion	$43,485	$41,790	$1,695	4%
Media	37,153	24,429	12,724	52
Placement	22,607	23,234	(627)	(3)

Total Revenue	$103,245	$89,453	$13,792	15%

Adjusted EBITDA
Promotion	$3,784	$4,774	$(990)	(21)%
Media	2,067	(1,301)	3,368	NM
Placement	1,189	2,358	(1,169)	(50)
Corporate	(4,487)	(5,055)	568	11

Total Adjusted EBITDA	$2,553	$776	$1,777	NM

Operating Income (Loss)
Promotion	$3,027	$3,994	$(967)	(24)%
Media	(988)	(3,443)	2,455	71
Placement	1,082	2,264	(1,182)	(52)
Corporate	(5,690)	(6,142)	452	7

Total Operating Loss	$(2,569)	$(3,327)	$758	23%

NM – Not meaningful

Promotion segment revenue for the first six months of fiscal 2008 was $43.5 million, an increase of $1.7 million, or 4%, from $41.8 million for the first six months of fiscal 2007, primarily driven by increased AMP Agency promotional events, sampling revenue and on-campus marketing sales. Adjusted EBITDA was $3.8 million, a decrease of $1.0 million, or 21%, from $4.8 million, primarily due to higher postage, marketing, and payroll expenses. Operating income was $3.0 million, a decrease of $1.0 million, or 24%, from $4.0 million, as a result of the decrease in Adjusted EBITDA.

Media segment revenue for the first six months of fiscal 2008 was $37.2 million, an increase of $12.7 million, or 52%, from $24.4 million for the first six months of fiscal 2007. This increase was primarily driven by higher royalties in the Company’s entertainment business, and increases in its interactive and Channel One businesses. Adjusted EBITDA was $2.1 million, an increase of $3.4 million, from $(1.3) million primarily due to increased profitability in the Company’s entertainment, Channel One, and display board businesses. Operating loss was $(1.0) million, an increase of $2.4 million, or 71%, from an operating loss of ($3.4) million, driven by higher Adjusted EBITDA.

Placement segment revenue for the first six months of fiscal 2008 was $22.6 million, a decrease of $0.6 million, or 3%, from $23.2 million for the first six months of fiscal 2007, due to lower broadcast and military advertising, partially offset by an increase in multicultural advertising. Adjusted EBITDA was $1.2 million, a decrease of $1.2 million, or 50%, from $2.4 million, as a result of higher payroll and bad debt expense. Operating income was $1.1 million, a decrease of $1.2 million, or 52%, from $2.3 million, due to lower Adjusted EBITDA.

Corporate Adjusted EBITDA increased 11% to $(4.5) million for the first six months of fiscal 2008 from $(5.1) million for the first six months of fiscal 2007, primarily driven by lower professional fees, technology costs and employee benefits. Operating loss decreased 7% to $(5.7) million, from $(6.1) million, primarily driven by an increase in Adjusted EBITDA.

New York • Boston • Chicago • Los Angeles • 1.877.360.9688 • www.alloymarketing.com

About Alloy

Alloy, Inc. (NASDAQ: “ALOY”) is one of the country’s largest providers of media and marketing programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy works with over 1,500 companies including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at www.alloymarketing.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations and beliefs regarding the Company’s future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. The Company’s actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, among others, the Company’s ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to its Web sites (www.alloy.com, www.delias.com and www.ccs.com) and build customer loyalty; develop its sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: its competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in the Company’s annual report on Form 10-K for the year ended January 31, 2008 and in subsequent filings that the Company makes with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

A. Adjusted EBITDA

The following tables set forth the Company’s Adjusted EBITDA for the three and six-month periods ended July 31, 2008 and 2007 respectively. The Company defines Adjusted EBITDA as net loss adjusted to exclude the following line items and amounts presented in its Statements of Operations: interest income, interest expense, income taxes, depreciation and amortization and stock-based compensation.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel and is among the primary measures used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business, because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

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Since Adjusted EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), it should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared to net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission, the Company provides below a reconciliation of net loss to Adjusted EBITDA and operating income (loss) to Adjusted EBITDA by segment.

	Three Months Ended July 31,		Six Months Ended July 31,
	2008	2007	2008	2007
Net loss	$(1.4)	$(1.5)	$(3.0)	$(3.2)
Plus (minus)
Income taxes	0.2	0.3	0.4	0.4
Interest income & other	(0.1)	(0.2)	(0.2)	(0.5)
Interest expense	0.2	—	0.2	—
Operating loss	$(1.1)	$(1.4)	$(2.6)	$(3.3)
Plus
Depreciation and amortization	1.6	1.3	3.1	2.4
Stock based compensation	1.0	1.0	2.1	1.7

Adjusted EBITDA	$1.5	$0.9	$2.6	$0.8

	Three Months Ended July 31, 2008
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$3.7	$0.2	$0.2	$4.1
Media	(2.2)	1.1	0.4	(0.7)
Placement	0.6	—	—	0.6
Corporate	(3.2)	0.3	0.4	(2.5)

Total	$(1.1)	$1.6	$1.0	$1.5

	Three Months Ended July 31, 2007
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$4.1	$0.2	$0.2	$4.5
Media	(3.1)	0.8	0.5	(1.8)
Placement	0.8	—	—	0.8
Corporate	(3.2)	0.3	0.3	(2.6)

Total	$(1.4)	$1.3	$1.0	$0.9

	Six Months Ended July 31, 2008
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$3.0	$0.4	$0.3	$3.7
Media	(1.0)	2.2	0.9	2.1
Placement	1.1	—	0.1	1.2
Corporate	(5.7)	0.5	0.8	(4.4)

Total	$(2.6)	$3.1	$2.1	$2.6

	Six Months Ended July 31, 2007
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$4.0	$0.5	$0.3	$4.8
Media	(3.4)	1.4	0.7	(1.3)
Placement	2.3	—	0.1	2.4
Corporate	(6.2)	0.5	0.6	(5.1)

Total	$(3.3)	$2.4	$1.7	$0.8

New York • Boston • Chicago • Los Angeles • 1.877.360.9688 • www.alloymarketing.com

B. Free Cash Flow

Free cash flow is defined by the Company as net cash used or provided by operating activities plus changes in operating assets and liabilities minus capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected in this financial measure. The Company provides below a reconciliation of net cash flow provided by operating activities, a GAAP measure, to free cash flow.

(In millions, except per share amounts)	Three Months Ended July 31,		Six Months Ended July 31,
	2008	2007	2008	2007
Net cash provided by operating activities	$12.5	$5.7	$11.9	$4.5
Plus (minus)
Changes in operating assets and liabilities	(11.1)	(4.9)	(9.5)	(3.6)
Capital expenditures	(1.1)	(5.9)	(5.3)	(7.1)

Free Cash Flow	$0.3	$(5.1)	$(2.9)	$(6.2)

Weighted average shares outstanding - Basic	13.6	13.6	13.6	13.4

Free Cash Flow per Share	$0.02	$(0.38)	$(0.21)	$(0.46)

New York • Boston • Chicago • Los Angeles • 1.877.360.9688 • www.alloymarketing.com

ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	July 31, 2008	January 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,347	$12,270
Marketable securities	2,100	9,030
Accounts receivable, net of allowance for doubtful accounts of $1,595 and $1,971, respectively	27,858	32,530
Unbilled accounts receivable	7,390	8,164
Inventory	4,666	3,242
Other current assets	4,329	4,987

Total current assets	64,690	70,223
Fixed assets, net	23,466	20,199
Goodwill	50,125	50,111
Intangible assets, net	7,385	7,389
Other assets	452	494

Total assets	$146,118	$148,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,519	$10,717
Deferred revenue	15,094	11,956
Bank loan payable	—	4,000
Accrued expenses and other current liabilities	18,640	14,615

Total current liabilities	42,253	41,288
Senior convertible debentures	15	1,397
Other long-term liabilities	2,455	2,400

Total liabilities	44,723	45,085

Stockholders’ equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding: 15,580 and 15,377, respectively	155	152
Additional paid-in capital	447,624	445,406
Accumulated deficit	(330,092)	(327,098)

	117,687	118,460
Less treasury stock, at cost: 1,406 and 1,243 shares, respectively	(16,292)	(15,129)

Total stockholders’ equity	101,395	103,331

Total liabilities and stockholders’ equity	$146,118	$148,416

New York • Boston • Chicago • Los Angeles • 1.877.360.9688 • www.alloymarketing.com

ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues:
Services revenue	35,743	$33,102	79,096	$65,428
Product revenue	18,357	18,564	24,149	24,025

Total revenue	$54,100	$51,666	$103,245	$89,453

Cost of Goods Sold:
Costs of goods sold- services	$18,101	$18,545	39,287	$35,906
Costs of goods sold- product	6,071	6,201	7,342	7,399

Total costs of goods sold	$24,172	$24,746	$46,629	$43,305

Expenses:
Operating	24,488	21,604	46,806	36,781
General and administrative	4,998	5,418	9,331	10,340
Depreciation and amortization**	1,578	1,337	3,048	2,354

Total expenses	31,064	28,359	59,185	49,475

Operating loss	(1,136)	(1,439)	(2,569)	(3,327)

Interest expense and other	(156)	(21)	(243)	(40)
Interest income	60	237	199	549

Loss before income taxes	(1,232)	(1,223)	(2,613)	(2,818)
Income taxes	(193)	(289)	(381)	(402)

Net loss	(1,425)	(1,512)	(2,994)	(3,220)

Basic net loss per share	$(0.10)	$(0.11)	$(0.22)	$(0.24)

Weighted average shares outstanding - basic	13,587	13,551	13,570	13,357

**	Includes amortization of intangibles of $473 and $448 for the three month period ended July 31, 2008 and 2007, respectively. Includes amortization of intangibles of $978 and $895 for the six month period ended July 31, 2008 and 2007, respectively.

New York • Boston • Chicago • Los Angeles • 1.877.360.9688 • www.alloymarketing.com

Alloy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Six Months Ended July 31,
	2008	2007
	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(2,994)	$(3,220)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of fixed assets	2,070	1,459
Amortization of intangible assets	978	895
Provision for losses on accounts receivable	210	(584)
Compensation charge for restricted stock and issuance of options	2,079	1,749
Changes in operating assets and liabilities:
Accounts receivable	5,222	1,375
Other assets	(724)	(510)
Accounts payable, accrued expenses, and other	5,020	3,385

Net cash provided by operating activities	11,861	4,549

Cash Flows from Investing Activities
Capital expenditures	(5,337)	(7,066)
Acquisition of companies	—	1,427
Purchases of marketable securities	—	(8,511)
Proceeds from the sales and maturity of marketable securities	6,930	16,215
Purchase of domain name / mailing list / marketing rights	(974)	(1,198)

Net cash provided by investing activities	619	867

Cash Flows from Financing Activities
Issuance of common stock	—	616
Repurchase of common stock	(1,163)	(547)
Debt conversion	(1,240)	0
Payment of bank loan payable	(4,000)	0

Net cash (used in) provided by financing activities	(6,403)	69

Net change in cash and cash equivalents	6,077	5,485
Cash and cash equivalents:
Beginning of period	12,270	6,366

End of period	$18,347	$11,851

New York • Boston • Chicago • Los Angeles • 1.877.360.9688 • www.alloymarketing.com